Exhibit 99.1

Liberty Media and SiriusXM Announce Transaction to Simplify Ownership Structure of SiriusXM

Liberty SiriusXM Tracking Stock Group Will Combine with SiriusXM and Form a New Public Company

Transaction Builds on SiriusXM’s Durable Foundation and Positions Company to Drive Growth
and Create Stockholder Value

Liberty and SiriusXM to Host Conference Call Today at 8:30 AM ET

ENGLEWOOD, Colo. and NEW YORK -- December 12, 2023 -- Liberty Media Corporation (“Liberty Media” or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, LLYVA, LLYVK) and Sirius XM Holdings Inc. (NASDAQ: SIRI) (“SiriusXM” or the “Company”), the leading audio entertainment company in North America, today announced that they have entered into definitive agreements whereby Liberty Media’s Liberty SiriusXM tracking stock group (NASDAQ: LSXMA, LSXMB and LSXMK) (collectively “LSXM”), will be combined with SiriusXM to create a new public company (“New SiriusXM”), which will continue to operate under the SiriusXM name and brand. New SiriusXM will have a single outstanding series of common stock and is expected to continue to be traded on the Nasdaq Global Select Market under the ticker symbol “SIRI”.

“We have reached an important milestone in Liberty’s ownership of SiriusXM. This combination will create value for all stockholders by eliminating the tracking stock structure, enhancing liquidity and allowing former LSXM stockholders to participate directly in the ongoing performance of SiriusXM,” said Greg Maffei, Liberty President & CEO. “SiriusXM commands the largest paid share-of-ear in the car and has proven itself as an incredibly successful and profitable business. We are confident SiriusXM will continue to create value by building on its resilient business model to execute its strategic initiatives. We look forward to remaining meaningfully involved in the business and significant stockholders.”

“We are pleased that the Special Committee of our Board of Directors has reached this agreement with Liberty Media, which will allow SiriusXM to enter its next phase of value creation,” said Jennifer Witz, Chief Executive Officer of SiriusXM. “In a highly fragmented audio entertainment industry, SiriusXM has differentiated itself as the leading audio entertainment provider by creating an experience centered on our high-quality, premium, human curated radio that is more relevant than ever. In doing so, we have built a profitable business that is poised for continued success. With our strong foundation and as we roll out our next generation platform, we are transforming SiriusXM to drive long-term growth and stockholder value creation.”

“The Special Committee of the SiriusXM Board of Directors, along with our independent advisors, has carefully and diligently evaluated Liberty Media’s proposal and negotiated this transaction. We believe that the agreement we reached with Liberty Media is in the best interests of the Company and its stockholders,” said Eddy Hartenstein, member of the Special Committee and Lead Independent Director of the SiriusXM Board. “With this transaction, SiriusXM will be well positioned to continue creating value for stockholders.”

Transaction Benefits

The transaction will result in New SiriusXM being an independent public company, with no majority stockholder, a single class of shares and a board comprising a majority of independent directors.

New SiriusXM will have a simplified ownership structure and benefit from greater strategic flexibility and independence. It also provides New SiriusXM with access to a broader investor base and expanded opportunities for index inclusion. The additional float provided by the transaction is also expected to improve trading liquidity for New SiriusXM stockholders.

The transaction offers all stockholders the opportunity to participate directly in the long-term potential of the leading audio-entertainment company in North America.

Transaction Details

Under the terms of the transaction, Liberty will separate LSXM by means of a redemptive split-off of a new subsidiary of Liberty (“SplitCo”), which will hold its shares of SiriusXM and approximately $1.7 billion of estimated attributed net liabilities. Such net liabilities include LSXM’s net debt (3.75% LSXMA convertible notes due 2028, 2.75% SIRI exchangeable bonds due 2049 and SIRI margin loan, net of corporate cash)1, as well as other liabilities for transaction fees and expenses, financing fees, litigation related liabilities and other corporate adjustments. In the split-off, holders of each series of LSXM common stock will receive a number of shares of SplitCo stock equal to the Exchange Ratio, calculated as described below, such that LSXM stockholders receive 1 share of New SiriusXM for each share of SiriusXM previously held at LSXM, adjusted for LSXM net liabilities. A wholly owned subsidiary of SplitCo will then merge with SiriusXM, and existing SiriusXM stockholders (other than Liberty Media) will receive 1:1 shares of SplitCo, which will become New SiriusXM. The transaction is intended to be tax-free to LSXM stockholders (except with respect to any cash received in lieu of fractional shares) and SiriusXM stockholders.

The Exchange Ratio will be calculated based on (i) the number of shares of SiriusXM held by Liberty, reduced by a net liabilities share adjustment (the “Net Liabilities Share Adjustment”), divided by (ii) the number of adjusted fully diluted shares of LSXM.

Liberty Media currently holds 3,205.8 million shares of SiriusXM attributed to LSXM. The Net Liabilities Share Adjustment to the Exchange Ratio will be determined as the amount of assumed LSXM net debt (excluding the 3.75% LSXMA convertible notes due 2028), with additional adjustments for transaction fees and expenses, financing fees, litigation related liabilities and other corporate adjustments, divided by the SiriusXM share price of $4.23, which represents the average of the SiriusXM daily volume-weighted average prices over the 20 consecutive trading days ending September 25, 2023, the day before Liberty filed a 13D relating to a transaction.

1 Estimated as of June 30, 2024. Based on figures as of September 30, 2023, adjusted for retirement of remaining $199 million principal amount of 1.375% cash convertible notes in October 2023, settlement of BATRK stake monetized in debt-for-equity exchange in November 2023, estimated dividends to be received from SiriusXM and estimated interest payments on remaining debt.

The adjusted fully diluted shares of LSXM will be calculated based on outstanding LSXM shares at closing, including the dilutive impact of shares underlying the 3.75% LSXMA convertible notes due 2028 and the dilutive impact of equity awards.

If the Net Liabilities Share Adjustment and the adjusted fully diluted shares of LSXM were calculated as of June 30, 2024, the Exchange Ratio is estimated to be approximately 8.4 shares in New SiriusXM for each share of LSXM held.

Pro forma for the transaction, and assuming the adjustment described above, at June 30, 2024, there will be approximately 3,392 million basic shares outstanding of New SiriusXM, of which former LSXM stockholders will own approximately 81% of New SiriusXM, with the SiriusXM minority stockholders owning the remaining 19%.

New SiriusXM will remain committed to the business’ long-term target leverage ratio of low-to-mid 3x adjusted EBITDA.

SiriusXM has secured committed financing with availability of $1.1 billion from Morgan Stanley, Bank of America and J.P. Morgan, the net proceeds of which may be used to refinance Liberty Media’s 2.75% Exchangeable Notes due 2049 and the existing Liberty Media margin loan secured by SiriusXM’s common stock.

The transaction has been unanimously approved by Liberty’s Board, the SiriusXM Special Committee and SiriusXM’s Board of Directors. Greg Maffei is expected to be Chairman of the Board of New SiriusXM. The transaction is expected to be completed early in the third quarter of 2024, subject to approval by a majority of the aggregate voting power of the shares of Liberty SiriusXM common stock present, whether in-person or by proxy, at a stockholder meeting, the receipt by Liberty Media and New SiriusXM of tax opinions from their respective tax counsel, as well as the receipt of required regulatory approvals and the satisfaction of other customary closing conditions. Certain trusts affiliated with John Malone, the Chairman of Liberty Media, have entered into a voting agreement pursuant to which they have committed to vote their shares of LSXM in favor of the transaction. A subsidiary of Liberty Media owning a majority of the outstanding shares of SiriusXM has delivered a written consent approving the transaction on behalf of SiriusXM stockholders. The transaction will not result in any changes to the Liberty Formula One tracking stock group or the Liberty Live tracking stock group.

Shaping the Future of Audio

New SiriusXM is poised to drive growth and create value:

●	Leaning into the Company’s live, human curated audio experiences: SiriusXM is an innovative content company and leader in providing a differentiated blend of live, human curated and artist-hosted radio, exclusive talk programming, podcasts and news, sports and more.

●	Leading subscription business positioned for the future: SiriusXM has more than 155 million SiriusXM-enabled vehicles on the road, 34 million paid subscribers with near record low churn and continues to roll out its 360L platform and expand its electric vehicle footprint. In addition, with the launch of its next generation platform, the Company is focused on delivering a unified, personalized experience in- and out-of-vehicle by creating seamless listening experiences, with greater personalization and content discovery for consumers anywhere they choose to listen.

●	Tapping into new audiences to grow with its next generation platform: SiriusXM is doubling-down on its differentiated content, while enhancing its value proposition with a modernized brand, new app experience, and an attractive new price point for streaming-only subscribers. Through its new next generation platform, SiriusXM is poised to retain its loyal core audience of listeners and capture demand from new growth audiences that are younger, more diverse and willing to pay for multiple services.

●	Capturing opportunities in ad-based platforms: SiriusXM commands a significant audience, reaching over 150 million monthly listeners across SiriusXM, Pandora and its broader podcast and off-platform ad network. The Company generates over $1.8 billion in advertising revenue and continues to invest in advertising capabilities, creating a unique value proposition for advertisers to reach its scaled and diverse listener base.

●	Consistently delivering strong results and capital returns: SiriusXM continues to generate high EBITDA margins and steady free cash flow that support the Company’s ability to invest in long-term growth and rapidly de-lever, while also returning capital to stockholders. The Company does not expect any change to its existing dividend policy while de-emphasizing repurchases until it reaches its long standing leverage target of low-to-mid 3x adjusted EBITDA. Over the last three years, SiriusXM has returned approximately $4.4 billion to stockholders through a combination of dividends, special dividends and share repurchases. The Company has no bond maturities until 2026 and expects to end 2023 with approximately $2 billion of available liquidity, plus committed financing of another $1.1 billion in support of this transaction.

Joint Investor Call

Liberty Media and SiriusXM will hold a joint investor conference call and webcast at 8:30 AM ET to discuss the details of the transaction. To participate via telephone, please dial 877.407.4019 (Toll-free) or +1.201.689.8337 (Local) 10 minutes prior to the start of the call and ask to be connected to the SiriusXM conference call. A webcast of the presentation will be available on the Investor Relations section of the SiriusXM website at siriusxm.com/investorrelations. A replay of the call will be accessible on each company’s Investor Relations webpage within 24 hours of the conclusion after any necessary filings have been made with the SEC.

Advisors

J.P. Morgan is acting as financial advisor to Liberty Media, and O’Melveny & Myers LLP is acting as legal counsel. Morgan Stanley & Co. LLC is acting as financial advisor to SiriusXM, and Simpson Thacher & Bartlett LLP is acting as legal counsel. Solomon Partners is acting as financial advisor to the SiriusXM Special Committee and Debevoise & Plimpton LLP is acting as legal counsel.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including certain statements relating to the completion of the proposed transaction, proposed trading of SplitCo common stock and other matters related to such proposed transaction. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements generally can be identified by phrases such as “possible,” “potential,” “intends” or “expects” or other words or phrases of similar import or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These forward-looking statements involve many risks and uncertainties that could cause actual results and the timing of events to differ materially from those expressed or implied by such statements, including, but not limited to: historical financial information may not be representative of future results; there may be significant transaction costs and integration costs in connection with the proposed transaction (including significant tax liability); the parties may not realize the potential benefits of the proposed transaction in the near term or at all; an active trading market for SplitCo common stock may not develop; the uncertainty of the market value of the SplitCo common stock; the satisfaction of all conditions to the proposed transaction; the proposed transaction may not be consummated; Liberty Media and SiriusXM may need to use resources that are needed in other parts of its business to do so; there may be liabilities that are not known, probable or estimable at this time; the proposed transaction may result in the diversion of management’s time and attention to issues relating to the proposed transaction and integration; unfavorable outcome of legal proceedings that may be instituted against Liberty Media and/or SiriusXM following the announcement of the proposed transaction; risks related to disruption of management time from ongoing business operations due to the proposed transaction; risks inherent to the business may result in additional strategic and operational risks, which may impact Liberty Media, SplitCo and/or SiriusXM’s risk profiles, which each company may not be able to mitigate effectively; and other risks and uncertainties detailed in periodic reports that Liberty Media and SiriusXM file with the SEC. These forward-looking statements speak only as of the date of this press release, and Liberty Media and SiriusXM expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s or SiriusXM’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media and SiriusXM, including their most recent Forms 10-K and 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports Liberty Media or SiriusXM subsequently file with the SEC, for additional information about Liberty Media and SiriusXM and about the risks and uncertainties related to Liberty Media’s and SiriusXM’s businesses which may affect the statements made in this press release.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of common stock of Liberty Media, SiriusXM or SplitCo. The proposed offer and issuance of shares of SplitCo common stock in the proposed transactions will be made only pursuant to an effective registration statement on Form S-4, including a proxy statement of Liberty Media, prospectus of SplitCo, and information statement of SiriusXM. LIBERTY MEDIA AND SIRIUSXM STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT WHEN IT IS AVAILABLE, TOGETHER WITH ALL RELEVANT SEC FILINGS REGARDING THE PROPOSED TRANSACTION, AND ANY OTHER RELEVANT DOCUMENTS FILED AS EXHIBITS THEREWITH, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. After the registration statement is declared effective, the proxy statement/prospectus/ information statement and other relevant materials for the proposed transaction will be mailed to all Liberty Media and SiriusXM stockholders. Copies of these SEC filings will be available, free of charge, at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112,

Attention: Investor Relations, Telephone: (877) 772-1518 or Sirius XM Holdings Inc., 1221 Avenue of the Americas, 35th Floor, New York, New York 10021, Attention: Investor Relations, (212) 584-5100.

Participants in a Solicitation

Liberty Media anticipates that the following individuals will be participants (the “Liberty Media Participants”) in the solicitation of proxies from holders of Liberty Media’s LSXMA and LSXMB common stock in connection with the proposed transaction: John C. Malone, Chairman of the Liberty Media Board of Directors, Robert R. Bennett, Derek Chang, Brian M. Deevy, M. Ian G. Gilchrist, Evan D. Malone, Larry E. Romrell, and Andrea L. Wong, all of whom are members of the Liberty Media Board of Directors, Gregory B. Maffei, Liberty Media’s President, Chief Executive Officer and Director, and Brian J. Wendling, Liberty Media’s Chief Accounting Officer and Principal Financial Officer. Information regarding the Liberty Media Participants, including a description of their direct or indirect interests, by security holdings or otherwise, can be found under the caption “Security Ownership of Certain Beneficial Owners and Management—Pro Forma Security Ownership of Management of Liberty Media Following the Reclassification” contained in Liberty Media’s registration statement on Form S-4 (the “S-4”), which was filed with the SEC on June 8, 2023 and is available at: https://www.sec.gov/Archives/edgar/data/1560385/000110465923069028/tm2232384-33_s4a.htm. To the extent that certain Liberty Media Participants or their affiliates have acquired or disposed of security holdings since the “as of” date disclosed in the S-4, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4 or amendments to beneficial ownership reports on Schedules 13D filed with the SEC, which are available at: https://www.sec.gov/edgar/browse/?CIK=1560385&owner=exclude. Additional information regarding the Liberty Media Participants in the proxy solicitation and a description of their interests will be contained in the proxy statement for Liberty Media’s special meeting of stockholders and other relevant materials to be filed with the SEC in respect of the contemplated transactions when they become available. These documents can be obtained free of charge from the sources indicated above.

SiriusXM anticipates that the following individuals will be participants (the “SiriusXM Participants”) in the solicitation of proxies from holders of Liberty Media’s LSXMA and LSXMB common stock in connection with the proposed transaction Gregory B. Maffei, Chairman of the SiriusXM Board of Directors, David A. Blau, Eddy W. Hartenstein, Robin P. Hickenlooper, James P. Holden, Evan D. Malone, James E. Meyer, Jonelle Procope, Michael Rapino, Kristina M. Salen, Carl E. Vogel and David Zaslav, all of whom are members of SiriusXM’s Board of Directors, Jennifer Witz, SiriusXM’s Chief Executive Officer and Director and Thomas D. Barry, SiriusXM’s Chief Financial Officer. Information regarding the SiriusXM Participants, including a description of their direct or indirect interests, by security holdings or otherwise, can be found under the caption “Stock Ownership” contained in Sirius XM’s definitive proxy statement for its 2023 annual meeting of stockholders (the “2023 Proxy Statement”), which was filed with the SEC on April 21, 2023 and is available at: https://www.sec.gov/ix?doc=/Archives/edgar/data/908937/000093041323001281/c105679_def14a-ixbrl.htm. To the extent that certain SiriusXM Participants or their affiliates have acquired or disposed of security holdings since the “as of” date disclosed in the 2023 Proxy Statement, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4, which are available at: https://www.sec.gov/edgar/browse/?CIK=908937&owner=exclude. Additional information regarding certain of the SiriusXM Participants in the proxy solicitation and a description of their interests will be contained in the information statement and other relevant materials to be filed with the SEC in respect of the contemplated transactions when they become available. These documents can be obtained free of charge from the sources indicated above.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media’s interest in SiriusXM. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty Media’s subsidiary Formula 1 and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty Media’s interest in Live Nation and other minority investments.

About Sirius XM Holdings Inc.

SiriusXM is the leading audio entertainment company in North America with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a suite of business and advertising solutions. Reaching a combined monthly audience of approximately 150 million listeners, SiriusXM offers a broad range of content for listeners everywhere they tune in with a diverse mix of live, on-demand, and curated programming across music, talk, news, and sports. For more about SiriusXM, please go to: www.siriusxm.com.

Contacts

Liberty Media

Shane Kleinstein

(720) 875-5432

SiriusXM

Investor contacts:
Hooper Stevens
212-901-6718
hooper.stevens@siriusxm.com

Natalie Candela
212-901-6672
natalie.candela@siriusxm.com

Media contact:
Jessica Casano-Antonellis
Jessica.casano@siriusxm.com